Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2022, with respect to the consolidated financial statements included in the Annual Report of Marin Software Incorporated on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Marin Software Incorporated on Forms S-3 (File No. 333-258390, File No. 333-230275, File No. 333-202240 and File No. 333-196818) and Forms S-8 (File No. 333-253550, File No. 333-237355, File No. 333-230274, File No. 333-223332, File No. 333-216349, File No. 333-209651, File No. 333-202223, File No. 333-194250 and File No. 333187459).

/s/ GRANT THORNTON LLP

San Jose, CA

February 24, 2022